Exhibit 19

INSIDER TRADING POLICY

I.	PURPOSE

Under the federal securities laws, it is illegal to trade in the Company’s securities while in the possession of material nonpublic information about the Company. It is also illegal to disclose or give material nonpublic information to others who may trade on the basis of that information or to advise others how to trade while in possession of material nonpublic information. Any person who possesses material nonpublic information about the Company is deemed to be an “insider.” The category of insiders is NOT limited to officers and directors.

Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the U.S. Attorneys and such violations are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other controlling persons if they fail to take reasonable steps to prevent insider trading by Company personnel. Both the SEC, the New York Stock Exchange and other stock exchanges which the Company’s securities may be traded are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The Company has adopted this Insider Trading Policy both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy Statement is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just the officers or directors of the Company).

II.	THE PENALTIES

The consequences of an insider trading violation can be extremely serious and severe:

Traders and Tippers. Company personnel (or their tippees) who trade on inside information (or tip inside information to others) are subject to the following penalties, among other things:

●	A civil penalty of up to three times the profit gained or loss avoided;
●	A criminal fine of up to $5,000,000 (no matter how small the profit from the trade); and
●	A jail term of up to twenty years.
A person who tips information to a person who then trades is subject to the same penalties as the tippee, even if the person did not trade and did not profit from the tippee’s trading.

Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, can be subject to the following penalties:

● A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and

● A criminal penalty of up to $25,000,000.

INSIDER TRADING POLICY

Company-Imposed Sanctions. Compliance with the policies of the Company is a condition of continued employment or service with the Company of each employee, officer and director. An employee’s failure to comply with the Company’s insider trading policy will subject the employee to Company-imposed sanctions, which may include dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy Statement has been violated. The Company may also determine that specific conduct violates this Policy Statement whether or not the conduct also violates the law. It is not necessary for the Company to wait for the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

III.	STATEMENT OF POLICY

It is the policy of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including family, friends and acquaintances. In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

No Exception for Emergencies. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the policy. If the employee, officer or director has material, nonpublic information, the prohibition still applies. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to high standards of conduct.

Disclosure of Information to Others. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not disclose such information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You may not pass on to others any inside information about the Company or recommend the purchase or sale of the Company’s securities while in the possession of material nonpublic information (even if that information itself is not disclosed). You also may not discuss the Company or its business in an Internet ‘chat room’ or similar Internet-based forum.

Contract Personnel (Non-Employees). The Company sometimes utilizes the services of contract personnel who are not employees of the Company. As such, non-employee personnel may have access to material nonpublic information about the Company. The Company expects all such contract personnel to comply with its policies on the trading of its securities to the same extent as employees are required to comply with such policies. The Company will take appropriate action against any such personnel and the organizations for which they are employed if there is a failure to comply with the policies of the Company.

INSIDER TRADING POLICY

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are set forth below but this list is not exhaustive - other information may be deemed material based upon the circumstances:

●	Financial information, including, but not limited to, revenue results, operating income or loss, or net income or loss;
●	Earnings that are inconsistent with the consensus expectations of the investment community or other earnings guidance, projections or budgets;
●	News about a significant contract or cancellation of an existing significant contract;
●	News about significant new services or lines of business;
●	The gain or loss of a significant supplier or information provider;
●	A pending or proposed merger, acquisition, joint venture or tender offer;
●	A pending or proposed acquisition or disposition of a significant asset(s);
●	A change in the Company’s dividend policy or the declaration of a stock split,
●	The implementation, change in or results of a Company stock buy-back;
●	A public or private offering of additional securities, borrowings, credit facilities or other financing transactions;
●	A change in the Board of Directors, senior management or any other major personnel changes;
●	Significant legal exposure due to actual, pending or threatened litigation;
●	Impending bankruptcy or the existence of financial or liquidity problems;
●	Significant change in the progress or results of an ongoing clinical trial; or
●	Status of or significant advance in research regarding the Company’s pharmaceutical compounds.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of 20/20 hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public.” If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Thursday. If an announcement was made on a Friday, Wednesday generally would be the first eligible trading day after the announcement.

INSIDER TRADING POLICY

Transactions by Family Members. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities). You are responsible for the transactions of these other persons, and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Stock Option Exercises. The Company’s insider trading policy does not apply to the exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Additional Prohibited Transactions. The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other employees may NOT engage in any of the following transactions:

a)

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

b)

Publicly-Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock, and therefore creates the appearance that the director, officer or employee is trading based on inside information. Transactions in options also may focus the director’s, officer’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company, on an exchange or in any other organized market, are prohibited by this Policy Statement. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”).

INSIDER TRADING POLICY

c)

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition exists where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

d)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Board of Directors. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Financial Officer for approval at least one week prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

e)

Post-Termination Transactions. The Policy Statement continues to apply to your transactions in Company securities even after you have terminated service as an employee, officer or director of the Company. If you are in possession of material nonpublic information when your service terminates, you may not trade in Company securities until that information has become public or is no longer material.

Quarterly Blackouts; Event Specific Individual and Companywide Blackouts; Cancellation of Existing Orders.

a. Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, because of the possibility that directors, officers and employees of the Company may be aware of the Company’s quarterly financial results prior to public release and of the necessity to avoid even the appearance of trading while aware of material nonpublic information, no director, officer or employee of the Company will be permitted to trade in the Company’s securities during the period beginning on the fifteenth calendar day of the last month of each fiscal quarter and ending after the second full business day following the Company’s issuance of its quarterly earnings release. The Company’s directors, officers and employees are strictly prohibited from trading in the Company’s securities during these quarterly blackout periods unless granted a hardship exception from the Company’s Audit Committee.

INSIDER TRADING POLICY

b. Event Specific Companywide Blackouts. The Company may, on occasion, engage in a major transaction or experience a significant event which would constitute material inside information. The Company reserves the right to enforce a companywide trading blackout, and, in its sole discretion, may prohibit you from trading in Company stock during such transaction or event. As such, the Company may require you to cancel existing orders (including good until cancelled orders) and also may instruct your broker to cancel any such orders. Do not assume that the Company will notify you when it believes you are in possession of inside information. The law states that you may not trade while in the possession of inside information. Ultimately, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual employee, officer or director.

c. Event Specific Individual Blackouts. From time to time, an event may occur that is material to the Company and is known by only a few directors or employees. So long as the event remains material and nonpublic, directors, officers and such other persons as are designated by the Chief Financial Officer may not trade in the Company’s securities. The existence of an event specific individual blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific individual blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Financial Officer to designate a person as being subject to an event-specific individual blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

d. Hardship Exceptions During Quarterly Blackout Periods. A director or employee who has an unexpected and urgent need to sell Company stock during a quarterly blackout period in order to generate cash may, in appropriate and very limited rare circumstances, be permitted to sell Company stock even during the quarterly blackout period. A hardship exception may be granted only by the Audit Committee, at its sole discretion, and such exception must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Audit Committee concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information or if the Company does not have sufficient insight as to the Company’s earnings information as of that time. It is highly unlikely that a hardship exception will be granted, and under no circumstance will a hardship exception be granted during an event-specific companywide blackout period or an event-specific individual blackout period.

Company Assistance. Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from the Company’s Chief Financial Officer. In addition, if you have any doubt as to whether you are in possession of material, nonpublic information or whether a trade may otherwise violate this Policy Statement, you should contact the foregoing person before trading any securities of the Company.

INSIDER TRADING POLICY

Other Procedures. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate or advisable in order to carry out the purposes of this Policy Statement or to comply with the federal securities laws.

No Third Party Rights. This Policy Statement is not intended to create any rights in third parties with respect to any violation of its terms and is also not intended to create any legal liability for the Company or any employee, officer or director beyond those for which they are already responsible under applicable securities laws.

Certifications. Please return an executed copy of the attached certification immediately. Additionally, all directors, officers and employees may be requested to annually certify to the Company, in a form as may be requested by Company, their understanding of, and intent to comply with, this Policy Statement. Directors, executive officers and certain key employees are also subject to additional restrictions on their transactions in Company securities, which are described in a separate Addendum to this Policy Statement. Directors, executive officers and such key employees subject to the Addendum should sign the certification attached to that Addendum instead of the one attached hereto.

INSIDER TRADING POLICY

CERTIFICATION

I hereby certify that:

1. I have read and understand Insider Trading Policy (the “Policy”). I understand that the Chief Financial Officer of NovaBay Pharmaceuticals, Inc. (the “Company”) is available to answer any questions I have regarding the Policy Statement.

2. I agree that I will comply with the Insider Trading Policy for as long as I am subject to the Insider Trading Policy.

3. I agree that the Company may at any time and in its sole discretion issue a prohibition on trading in Company securities and that the Company shall have full power and authority to cancel any outstanding orders, including “good until cancelled” orders, that I may place, but that the sole responsibility for compliance with the Insider Trading Policy rests with me. I further agree and represent that I will never trade in Company securities during a quarterly blackout period unless granted a hardship exception from the Audit Committee or any time while I am in possession of material nonpublic information regarding the Company.

4. This certification constitutes consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Insider Trading Policy.

Signature:

Name:

Title/Position:

Date:

INSIDER TRADING POLICY

IV.	PURPOSE

As you know, the Company has adopted an Insider Trading Policy (the “Policy”). The Company has also adopted procedures governing transactions in the Company’s securities by directors and executive officers. Certain of these procedures also apply to non-executive employees who regularly become aware of earnings information or other material nonpublic information about the Company. This Addendum supplements the Policy and describes these procedures.

V.	PRE-CLEARANCE PROCEDURES

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors and executive officers of the Company and any other persons designated by the Chief Financial Officer as being subject to the Company’s pre-clearance procedures, together with their family members, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the Chief Financial Officer. A request for pre-clearance should be submitted to the Chief Financial Officer at least two business days in advance of the proposed transaction, unless earlier notice is otherwise required by the Policy Statement (e.g., one week for hedging transactions). The Chief Financial Officer is under no obligation to approve a trade submitted for pre-clearance, and may in his sole discretion, determine not to permit the trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Chief Financial Officer. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period or within six months after the cancellation of any existing 10b5-1 plan. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

VI.	OUR BROKER INTERFACE PROCEDURES

The accelerated reporting obligations for Section 16 reports require tight interface with brokers handling transactions for our executives. We require that you provide a copy of this Addendum to your broker and such broker must agree that he or she:

(a) Will not enter any orders for you (except for orders under pre-approved Rule 10b5-1 plans) without first:

(1) verifying with the Company that your transaction was pre-cleared; and

(2) complying with the brokerage firm’s compliance procedures (e.g., Rule 144).

INSIDER TRADING POLICY

(b) Report any transactions immediately to the Chief Financial Officer of the Company via:

(1) telephone; and

(2) in writing via e-mail, describing the details of every transaction involving Company stock, including gifts, transfers, pledges, and all 10b5-1 transactions.

VII.	PRE-CLEARANCE DURING BLACKOUT PERIODS.

For certain periods surrounding the Company’s quarterly earnings releases and from time to time because of the occurrence of an event that is material to the Company, the Company will impose a quarterly blackout period, an event specific companywide blackout period or an event specific individual blackout period on certain directors, officers and such other persons as are designated by the Chief Financial Officer. Furthermore, the existence of an event specific individual blackout will not be announced, other than to those who are aware of the event giving rise to the blackout.

Trades will not be pre-cleared during the existence of any blackout period, except to the extent that such person requests pre-clearance to trade during a quarterly blackout period and has been granted a hardship exception from the Audit Committee. Furthermore, if a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific individual blackout, the Chief Financial Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific individual blackout as a result of such a request for pre-clearance should not disclose the existence of the blackout to any other person.

The Company may on occasion issue interim earnings guidance (outside of a quarterly earnings release) or other potentially material information by means of a press release, a Form 8-K filed with the SEC or by other means designed to achieve widespread dissemination of the information. In the event that the Company has not imposed an event specific companywide blackout period or an event specific individual blackout period, you should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

VIII.	POST-TERMINATION TRANSACTIONS

If you are aware of material nonpublic information when you terminate service as a director, officer or other employee of the Company, you may not trade in Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Addendum will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of service.

IX.	GENERAL

a)

Company Assistance. Any person who has a question about the Policy Statement or this Addendum or their application to any proposed transaction may obtain additional guidance from the Company’s Chief Financial Officer. In addition, if you have any doubt as to whether you are in possession of material, nonpublic information or whether a trade may otherwise violate the Policy Statement or this Addendum, you should contact the aforesaid person before trading any securities of the Company.

INSIDER TRADING POLICY

Ultimately, however, the responsibility for adhering to the Policy Statement and this Addendum and avoiding unlawful transactions rests with the individual director, officer and employee.

b)

Other Procedures. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of the Policy Statement and this Addendum or to comply with the federal securities laws.

c)

No Third Party Rights. Neither the Policy Statement nor this Addendum is intended to create any rights in third parties with respect to any violation of its terms and neither is intended to create any legal liability for the Company or any employee, officer or director beyond those for which they are already responsible under applicable securities laws.

d)

Certifications. Please return an executed copy of the attached certification immediately. All directors, officers and other key employees subject to the procedures set forth in this Addendum may be requested to annually certify their understanding of, and intent to comply with, the Policy Statement and this Addendum.

INSIDER TRADING POLICY

CERTIFICATION
(For Executive Officers, Directors and Certain Key Employees)

I hereby certify that:

1. I have read and understand the Insider Trading Policy of NovaBay Pharmaceuticals, Inc. (the “Company”) and the Addendum to such Insider Trading Policy (collectively, the “Insider Trading Policy”). I understand that the Chief Financial Officer is available to answer any questions I have regarding the Insider Trading Policy.

2. I agree that I will comply with the Insider Trading Policy for as long as I am subject to such policy.

3. I understand that all of my trades must be preapproved by the Company’s Chief Financial Officer or such other person who the Company may designate from time to time.

4. I agree that the Company may at any time and in its sole discretion issue a prohibition on trading in Company securities, and that the Company shall have full power and authority to cancel any outstanding orders, including good until cancelled orders, that I may place, but that I have the sole responsibility for compliance with the Insider Trading Policy. I further agree and represent that I will never trade in Company securities during a quarterly blackout period unless granted a hardship exception from the Audit Committee or at any time while I am in possession of material nonpublic information regarding the Company.

6. This certification constitutes consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with the Insider Trading Policy.

Signature:

Name:

Title/Position:

Date: